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             [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                                                  March 14, 2000


Landry's Seafood Restaurants, Inc.
1400 Post Oak Blvd.
Suite 1010
Houston, TX 77056

Ladies and Gentlemen:

          We have acted as counsel to you, Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's"), in connection with the proposed merger (the "Merger") of Rainforest Cafe, Inc., a Minnesota corporation ("Rainforest"), with and into LSR Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Landry's ("Merger Sub"). This opinion is being furnished to you, at your request, in connection with the filing of the Proxy Statement/Prospectus filed by Landry's in connection with the Merger (the "Proxy Statement/Prospectus") on the date hereof.

          In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the Agreement and Plan of Merger by and among Landry's, Merger Sub and Rainforest dated as of February 9, 2000. We have also assumed that the Proxy Statement/Prospectus accurately describes the material facts of the Merger and all other transactions relating to the Merger and reflects the material facts surrounding Landry's and Rainforest. In addition, we have relied upon statements and representations of officers and other representatives of Landry's, Rainforest and Merger Sub. Our opinion is conditioned, among other things, upon the accuracy of such facts, statements and representations as of the date of the closing of the Merger. We have assumed that such statements and representations are true without regard to any qualification as to knowledge and belief.

          In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to
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Landry's Seafood Restaurants, Inc.
March 14, 2000
Page 2


original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

          Based solely upon and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code.

          Except as set forth above, we express no other opinion. The opinion set forth herein is being furnished to you solely in connection with the Merger. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. Any material variation or difference in the facts from those referred to or assumed herein may affect the conclusions stated herein.

          We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the use of the name of our firm therein under the heading "Certain Federal Income Tax Considerations." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities Exchange Commission promulgated thereunder.



                                  Very truly yours,

                                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP
                                  --------------------------------------------
                                  Skadden, Arps, Slate, Meagher & Flom LLP